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- -------------------------------------------------------------------------------

                           SCHEDULE 14A INFORMATION

  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                     1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to Section 240.14a-11(c) or 240.14a-12

                                INNOTECH, INC.
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Payment of Filing Fee (Check appropriate box):

[X]$125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
Item 22(a)(2) of Schedule 14A.
[_]$500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(3) and 0-11.

  1) Title of each class of securities to which transaction applies:
    _____________________________________

  2) Aggregate number of securities to which transaction applies:
    _____________________________________

  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
    _____________________________________

  4) Proposed maximum aggregate value of transaction:
    _____________________________________

[_]Fee paid previously with preliminary materials.

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
       0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  1) Amount Previously Paid:
    _____________________________________

  2) Form, Schedule or Registration Statement No.:
    _____________________________________

  3) Filing Party:
    _____________________________________

  4) Date Filed:
    _____________________________________

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- -------------------------------------------------------------------------------

                                INNOTECH, INC.

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON OCTOBER 2, 1996

To the Stockholders:

  The 1996 Annual Meeting of Stockholders of Innotech, Inc. (the "Company") will be held on October 2, 1996, at 10:00 a.m., local time, at Roanoke Airport Marriott, 2801 Hershberger Road, Roanoke, Virginia 24017 for the following purposes:

    I. To elect two members of the Company's Board of Directors, which consists of seven members, to serve for a three-year term and until their successors have been duly elected and qualified; and

    II. To transact such other business as may properly come before the meeting and any adjournment(s) thereof.

  The Board of Directors has fixed the close of business on August 23, 1996 as the record date for the determination of stockholders entitled to notice of, and to vote at, the 1996 Annual Meeting of Stockholders (the "Meeting"). Only stockholders of record at the close of business on such date will be entitled to notice of, and to vote at, the Meeting and any adjournment(s) thereof. A complete list of stockholders entitled to notice of and to vote at the Meeting will be open to examination by stockholders beginning ten days prior to the Meeting for any purpose germane to the Meeting during normal business hours at the office of the Secretary of the Company at 5568 Airport Road, Roanoke, Virginia 24012.

                                          By Order of the Board of Directors

                                          Ronald D. Blum
                                          Secretary

September 4, 1996

YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE POSTAGE PREPAID ENVELOPE WHICH HAS BEEN PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. THE PROXY MAY BE REVOKED BY YOU AT ANY TIME PRIOR TO EXERCISE, AND IF YOU ARE PRESENT AT THE MEETING YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AT THAT TIME AND EXERCISE YOUR RIGHT TO VOTE YOUR SHARES PERSONALLY.

                                PROXY STATEMENT

                                INNOTECH, INC.
                               5568 AIRPORT ROAD
                            ROANOKE, VIRGINIA 24012

                        ANNUAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON OCTOBER 2, 1996

                              GENERAL INFORMATION

  This Proxy Statement is furnished to stockholders of Innotech, Inc. (the "Company" or "Innotech"), a Delaware corporation, in connection with the solicitation by the Company's Board of Directors (the "Board") of proxies to be voted at the 1996 Annual Meeting of Stockholders (the "Meeting"), and at any adjournment(s) thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Meeting is to be held on October 2, 1996, at the Roanoke Airport Marriott, 2801 Hershberger Road, Roanoke, Virginia 24017 at 10:00 a.m. local time.

  The principal executive offices of the Company are located at 5568 Airport Road, Roanoke, Virginia 24012, and its telephone number is (540) 362-2020. The enclosed proxy and this Proxy Statement are being transmitted to stockholders of the Company on or about September 4, 1996.

VOTING OF PROXIES

  The accompanying proxy in the form enclosed is being solicited by and on behalf of the Board. The solicitation of proxies will be made principally by mail and, in addition, may be made by directors, officers and employees of the Company personally, or by telephone or telegraph, without extra compensation. The Company has also retained The Financial Relations Board, Inc. to assist it in the solicitation of proxies. Brokers, nominees and fiduciaries will be reimbursed for their out-of-pocket and clerical expenses in transmitting proxies and related material to beneficial owners. The costs of soliciting proxies will be borne by the Company. The Company will pay a fee of approximately $3,000, plus expenses.

  The accompanying proxy card is intended to permit a stockholder of record on August 23, 1996 to vote at the Meeting, and at any adjournment thereof, on the proposal described in this Proxy Statement, whether or not the stockholder attends the Meeting. Persons who acquire shares of record after the close of business on August 23, 1996 will not be entitled to vote such shares at the Meeting by proxy or by voting at the Meeting in person.

  The presence at the Meeting, in person or by proxy, of the holders of a majority of the issued and outstanding shares of common stock, $.001 par value, of the Company (the "Common Stock") entitled to vote shall constitute a quorum. Abstentions and broker non-votes are counted as present for purposes of determining whether a quorum is present.

  The persons named in the proxy have been designated as proxies by the Board. Shares represented by properly executed proxies received by the Company will be voted at the Meeting in the manner specified therein or, if no specification is made, will be voted (i) "FOR" the election of the two nominees for director named herein, and (ii) at the discretion of the proxy holders in respect of such other business, if any, as may properly be brought before the Meeting and which the Board did not know would be presented at the Meeting. Abstentions and broker non-votes will not have the effect of votes in opposition to the election of a director. On all other matters, abstentions will have the same effect as a negative vote, but because shares held by brokers will not be considered to be entitled to vote on matters as to which the brokers withhold authority, a broker non-vote will have no effect on such vote. Any proxy given to the Company by a stockholder pursuant to this solicitation may be revoked by the stockholder at any time before it is exercised by written notification delivered to the Secretary of the Company, by voting in person at the Meeting, or by executing and delivering another proxy bearing a later date. Attendance by a stockholder at the Meeting does not alone serve to revoke the proxy.

  The Board has fixed the close of business on August 23, 1996 as the record date (the "Record Date") for the determination of stockholders of the Company who are entitled to receive notice of, and to vote at, the Meeting. An aggregate of 7,827,578 shares of Common Stock were outstanding at the close of business on August 9, 1996. Each share of Common Stock outstanding on the Record Date is entitled to one vote on each matter to be voted upon at the Meeting. The Company's stockholders do not have cumulative voting rights. The Company has no other class of voting securities entitled to vote at the Meeting.

                 VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

  The following table sets forth, as of the close of business on August 9, 1996, the beneficial ownership of the Common Stock by (i) each person known to the Company to be the beneficial owner of more than 5% of the Common Stock,
(ii) each director and nominee for election as a director of the Company,
(iii) the Named Executives, as defined in the "Executive Compensation" section of this Proxy Statement, and (iv) all directors and nominees and current executive officers of the Company as a group (based upon information furnished by such persons). Under the rules of the Securities and Exchange Commission, a person is deemed to be a beneficial owner of a security if such person has or shares the power to vote or direct the voting of such security or the power to dispose of or to direct the disposition of such security. In general, a person is also deemed to be a beneficial owner of any securities (including options and warrants) which that person has the right to acquire through October 8, 1996, i.e. 60 days from August 9, 1996. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities.

                                          SHARES         PERCENTAGE BENEFICIALLY
        BENEFICIAL OWNER           BENEFICIALLY OWNED(1)        OWNED (1)
        ----------------           --------------------- -----------------------
Chase Venture Capital Associates,        2,211,043                25.4%
L.P.  ...........................
c/o Chase Capital Partners
270 Park Avenue
New York, NY 10017
CIBC Wood Gundy Ventures, Inc. ..          779,007                10.0%
425 Lexington Avenue
New York, NY 10017
SBIC Partners, L.P. .............          561,701                 7.2%
201 Main Street, Suite 2302
Fort Worth, TX 76102
Johnson & Johnson Development              474,515                 6.1%
Corporation......................
One Johnson & Johnson Plaza
New Brunswick, NJ 08933
Ronald D. Blum, O.D.(2)..........        1,084,626                12.7%
Steven A. Bennington(2)..........           87,775                 1.1%
Amitava Gupta, Ph.D(2)...........          186,652                 2.3%
Horace N. Hudson, Jr.(2).........           24,502                   *
Robert P. Padula(2)..............           44,447                   *
Mitchell J. Blutt, M.D.(3).......        2,211,043                25.4%
Gregory J. Forrest(4)............              --                    *
Ian M. Kidson(5).................              --                    *
Michael B. Packard(6)............              --                    *
Damion E. Wicker, M.D.(3)........        2,211,043                25.4%
All directors and executive
 officers as a group
 (12 persons)(3)(7)..............        3,670,256                37.4%

- --------
*Less than one percent (1%) of the outstanding shares of Common Stock.
(1) Except as indicated by footnote, and subject to community property laws where applicable, to the Company's knowledge, the persons or entities named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2) Includes with respect to Drs. Blum and Gupta and Messrs. Bennington, Hudson and Padula, 652,504, 173,401, 87,775, 24,502 and 43,780 shares, respectively, issuable pursuant to options and warrants exercisable on or before October 8, 1996. Does not include shares of Common Stock issuable upon the exercise of stock options that may be granted pursuant to the Option Grant Agreement between the Company and such executives. Pursuant to the terms of the Option Grant Agreement, such options will not be granted unless the value of all equity interests of Dr. Blum in the Company on a Change in Control Date (as defined in the Option Grant Agreement) exceeds $10 million (on an after tax basis). Also includes for Dr. Blum 2,983 shares owned by Dr. Blum's children and 85,000 shares of Common Stock subject to a Put/Call Agreement between Dr. Blum and the Company. See "Certain Relationships and Related Transactions--Transactions with Directors and Executive Officers."
(3) Reflects 2,211,043 shares deemed beneficially owned by Chase Venture Capital Associates, L.P., formerly Chemical Venture Capital Associates, L.P. ("CVCA"). Drs. Blutt and Wicker are Executive Partner and a Principal, respectively, of Chase Capital Partners, the general partner of CVCA. Drs. Blutt and Wicker disclaim beneficial ownership of all shares owned by CVCA.
(4) Excludes shares owned by SBIC Partners, L.P. ("SBIC Partners"). SBIC Partners is the beneficial owner of all shares of the Common Stock registered in its name. Forrest Binkley & Brown L.P., a Texas limited partnership ("FBB"), is the managing general partner of SBIC Partners, and Forrest Binkley & Brown Venture Co., a Texas corporation ("Venture Co."), is the sole general partner of FBB. Mr. Forrest is a limited partner of FBB and is an executive officer, director and stockholder of Venture Co. Mr. Forrest disclaims beneficial ownership of all shares of Common Stock owned by SBIC Partners.
(5) Excludes shares owned by CIBC Wood Gundy Ventures, Inc. ("CIBC"). Mr. Kidson, a Managing Director of CIBC Wood Gundy Securities, Inc. (an entity related to CIBC), disclaims beneficial ownership of all shares owned by CIBC.
(6) Excludes shares owned by the parent company of LensCrafters, Inc. Mr. Packard, Executive Vice President of LensCrafters, Inc., disclaims beneficial ownership of all shares owned by the parent company of LensCrafters, Inc.
(7) Includes an aggregate of 1,101,156 shares issuable pursuant to options and warrants exercisable on or before October 8, 1996 held by the executive officers of the Company.

                                  PROPOSAL I

                             ELECTION OF DIRECTORS

DIRECTORS

  The Company's Certificate of Incorporation provides that the Board shall be divided into three classes, with the term of office of one class expiring each year. The Class II and Class III directors of the Company have terms which expire in 1997 and 1998, respectively. The terms of office of Class I directors expire this year. Gregory J. Forrest and Ian M. Kidson each have been nominated to be elected at the Meeting as Class I directors to hold office for a three-year term until the 1999 Annual Meeting of Stockholders and until their successors have been duly elected and qualified. The number of directors of the Company is currently set at seven.

  Proxies in the accompanying form will be voted at the Meeting in favor of the election of each of the nominees listed on the accompanying form of proxy, unless authority to do so is withheld as to an individual nominee or nominees or both nominees as a group. Proxies cannot be voted for a greater number of persons than the number of nominees named. It is expected that each of the nominees will be able to serve, but if before the election it develops that any one or more of the nominees will be unable to serve or for good cause will not serve, the proxies reserve discretion to vote or refrain from voting for a substitute nominee or nominees. Each of the nominees has consented to serve as a director of the Company and to be named herein. Messrs. Forrest and Kidson are currently members of the Board. Directors will be elected by a plurality of the votes cast by the holders of shares entitled to vote thereon who are present at the Meeting in person or by proxy.

  The following table sets forth certain information concerning the directors of the Company (based solely upon information provided by them):

                NAME OF DIRECTOR                 AGE DIRECTOR SINCE TERM EXPIRES
                ----------------                 --- -------------- ------------
Ronald D. Blum, O.D.(1).........................  49      1990          1998
Amitava Gupta, Ph.D.(1)(2)......................  49      1993          1997
Mitchell J. Blutt, M.D.(2)......................  39      1993          1997
Gregory J. Forrest(1)...........................  49      1996          1996
Ian M. Kidson(2)(3).............................  37      1995          1996
Michael B. Packard(3)...........................  48      1992          1998
Damion E. Wicker, M.D.(1)(2)(3).................  35      1993          1998

- --------
(1) Member of Nominating Committee.
(2) Member of Audit Committee.
(3) Member of Compensation Committee.

CLASS I

  Gregory J. Forrest has served, since June 1993, as a principal of Forrest Binkley & Brown L.P., which he co-founded and which is the managing general partner of SBIC Partners, L.P., a Texas limited partnership and private equity investment fund ("SBIC Partners"). From April 1992 until June 1993, he served as the Chairman and President of BankAmerica Venture Capital. Prior to April 1992, Mr. Forrest was the President and Chief Executive Officer of Security Pacific Venture Capital.

  Ian M. Kidson is a Managing Director of CIBC Wood Gundy Securities, Inc., a merchant bank, affiliated with CIBC Wood Gundy Ventures, Inc. ("CIBC"). He has served CIBC Wood Gundy Securities, Inc. in various capacities since he joined them in 1984.

CLASS II

  Amitava Gupta served the Company as a research and development consultant and technical advisor to the Company's Board of Directors from September 1991 until January 1992 when he became Director of

Engineering, Research and Development, and in January 1993 he became Executive Vice President of Engineering, Research and Development. Dr. Gupta served as Vice President of Research, Development and Engineering of Ioptex Research Inc. ("Ioptex"), a subsidiary of Smith & Nephew, plc, from 1987 to 1992. Ioptex is a manufacturer of intraocular lenses. From 1975 to 1987, Dr. Gupta held a variety of positions, including senior research scientist, at the Jet Propulsion Laboratory of the California Institute of Technology. Dr. Gupta is an inventor named on numerous patents.

  Mitchell J. Blutt has been an executive of Chase Capital Partners ("CCP"), formerly Chemical Venture Partners, a private equity investment firm affiliated with Chase Manhattan Bank, N.A. where he has directed all of CCP's health care industry investments since August 1987. Since 1990, Dr. Blutt has been Executive Partner of CCP. CCP is the general partner of Chase Venture Capital Associates, L.P., a California Limited Partnership ("CVCA"). Since August 1987, Dr. Blutt has been a physician and Adjunct Professor of Medicine at New York Hospital/Cornell Medical Center. Dr. Blutt is a director of Hanger Orthopedics Group, Inc., a public company engaged in medical rehabilitation business, Landec Inc., a public company engaged in the polymer products business, and General Medical Corporation, a public company engaged in the medical product distribution business. Dr. Blutt has indicated that he intends to resign from the Board following the 1996 Annual Meeting of Stockholders.

CLASS III

  Ronald D. Blum is the founder of the Company and has served as Chairman of the Board and Secretary since the Company's inception in October 1990. Dr. Blum also served as President from the Company's inception until November 1994 and has served as Chief Executive Officer since 1994. Until December 1992,
Dr. Blum also served as Chief Executive Officer of Drs. Blum, Newman, Blackstock and Associates, Optometrists, P.C., an optometric practice with nine locations which he co-founded in 1977. Dr. Blum is an inventor named on numerous patents dealing with optical care technologies and has been engaged in the development of new products and technologies since 1982. He has written numerous articles and has lectured at many professional meetings. Dr. Blum has been a member of the editorial advisory board of Eye Care Business, an optometric industry magazine, and he is currently a member of the American Optometric Association. Dr. Blum was a contributing editor to 20/20 Magazine, an optometric industry magazine.

  Michael B. Packard has served, since February 1990, as Executive Vice President of LensCrafters, Inc., simultaneously serving during 1993 as President of Sight & Save, a division of LensCrafters, Inc. Mr. Packard had earlier served in a variety of other positions at LensCrafters, Inc., including Vice President of Products, Vice President of Manufacturing and as Senior Vice President.

  Damion E. Wicker has been a Principal of CCP since April 1993. From July 1991 until April 1993, Dr. Wicker served as President and a director of Adams Scientific, Inc., a biotechnology diagnostic company which he founded. From May 1988 to July 1991, he was an associate with MBW Venture Partners, a venture capital firm. Dr. Wicker was also a Commonwealth Fund Medical Fellow for the National Institute of Health. Dr. Wicker is a director of InteCare/LLC and Hepatix, Inc.

  THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF THE TWO NOMINEES NAMED ABOVE AS CLASS I DIRECTORS OF THE COMPANY.

BOARD AND COMMITTEE MEETINGS

  The Board met nine times during fiscal year 1995 which ended on December 31, 1995. The Compensation and Stock Option Committee ("Compensation Committee") held two meetings during fiscal year 1995. The primary function of the Compensation Committee is to determine salaries, incentives and other forms of compensation for executive officers and other employees of the Company and to administer the incentive compensation and benefit plans of the Company. The Audit Committee did not have any official meetings during fiscal year 1995. The primary function of the Audit Committee is to oversee the actions taken by the Company's independent auditors and review the Company's internal financial and accounting controls and policies. The Company did not have a Nominating Committee during fiscal year 1995. The Company currently has a Nominating Committee. The primary function of the Nominating Committee is to make recommendations to the Board concerning the selection of nominees for election as directors. The Nominating Committee will consider candidates suggested by directors or stockholders. Nominations by stockholders, properly submitted in writing to the Secretary of the Company, will be referred to the Nominating Committee for consideration. During fiscal year 1995, Dr. Mitchell Blutt attended fewer than 75% of the total number of meetings of the Board and of the committees of the Board on which he served during the time he served on the Board and on such committees.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  As a public company, the Company's directors, executive officers and more than 10% beneficial owners are subject to reporting requirements under Section 16(a) of the Securities Exchange Act of 1934, as amended. During fiscal year 1995, the Company was not subject to such reporting requirements.

COMPENSATION OF DIRECTORS

  Members of the Company's Board do not receive compensation for their services as directors, but directors may be reimbursed for certain expenses in connection with attendance at Board and committee meetings. Non-employee directors of the Company may participate in the Directors' Stock Option Plan (the "Directors' Plan"). The Directors' Plan provides for the automatic grant of options to purchase 5,000 shares of Common Stock on the date a non-employee director is initially elected to the Board and on each successive date on which the stockholders of the Company shall elect directors at an annual meeting. The exercise price for such option is the fair market value of the Common Stock on the date of grant, and such option is exercisable beginning on the first anniversary of the date of grant, provided that the director receiving same has not voluntarily resigned or been removed "for cause" as a member of the Board prior to such date.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

 Private Placements of Securities

  Between October 1993 and October 1995, the Company and CVCA, the beneficial owner of 25.4% of the Common Stock and the Company's largest stockholder, engaged in several transactions to provide the Company with necessary financing. Drs. Blutt and Wicker, directors of the Company, are affiliated with CVCA through their employment by its general partner, CCP. See "Voting Securities and Principal Stockholders." In March 1994, CVCA purchased 82,718 shares of Series B Convertible Preferred Stock, $.001 par value, of the Company ("Series B Preferred Stock") at a price of $10.00 per share out of a total of 152,500 shares sold. In September 1994, CVCA loaned the Company $1,000,000 through the issuance of a note with an interest rate of 13% per annum (the "Subordinated Note"). The Subordinated Note was subordinated to the Company's senior lenders. In connection with the Subordinated Note, CVCA was granted Class G Warrants to purchase 22,864 shares of Common Stock at an exercise price of $.0079 per share and was paid a $20,000 commitment fee. The Class G Warrants expire in September 2004. CVCA and all other holders of the Company's then outstanding Preferred Stock were issued additional Class G Warrants in connection with their granting the Company requisite permission to borrow $2,055,000 of funds, including the Subordinated Note. Such Class G Warrants were granted in proportion to their ownership of the Company's then outstanding Preferred Stock, and CVCA received 21,305 additional Class G Warrants.

  CVCA purchased from the Company a demand promissory note in the aggregate principal amount of $400,000 in January 1995 (the "Demand Note"). The Demand Note accrued interest at a rate of 14% per annum. CVCA was paid a processing fee of $12,000 for the Demand Note.

  During the period from March to June 1995, CVCA purchased in a series of transactions 330,529 shares of Series C Preferred Stock, $.001 par value, of the Company (the "Series C Preferred Stock") at a price of $10.00 per share out of a total of 397,955 shares sold and received a number of Class I Warrants to purchase Common Stock in proportion to its purchase of shares of the Series C Preferred Stock. CVCA paid the purchase price with a combination of cash and conversion of the Demand Note (plus accrued interest on such Note). The Series C Preferred Stock subsequently converted into shares of Series D Preferred Stock, $.001 par value, of the Company (the "Series D Preferred Stock") pursuant to the terms of the Series C Preferred Stock. CVCA was issued Class I Warrants to purchase 837,494 shares of Common Stock at an exercise price of $.0079 per share. The Class I Warrants expire in March 2005. In July 1995, CVCA purchased from the Company a demand promissory note in the aggregate principal amount of $400,000 (the "July Demand Note"), having the same terms as the Demand Note.

  In August 1995, CVCA purchased 600,000 shares of Series D Preferred Stock out of a total of 1,999,999 shares issued in August and October 1995 at a purchase price of $10.00 per share. CVCA paid the purchase price with a combination of cash, conversion of the Subordinated Note, the Demand Note and the July Demand Note (plus accrued interest on such Notes) and unpaid fees, and the automatic conversion of shares of the Series C Preferred Stock (plus accrued dividends thereon). The Company reimbursed CVCA for the fees and expenses of CVCA's counsel in connection with its transactions with the Company.

 Johnson & Johnson Option

  At the same time that CVCA purchased shares of Series D Preferred Stock, Johnson & Johnson Development Corporation ("JJDC") purchased 150,000 shares of Series D Preferred Stock at a price of $10.00 per share. Pursuant to the above-mentioned stockholders' agreement, JJDC, a subsidiary of Johnson & Johnson ("J&J"), had a right to appoint one director to the Board. J&J appointed one director who, after a short period of time, resigned.

  In a separate transaction, but one which was directly related to the sale of Series D Preferred Stock, the Company, CVCA, certain other stockholders, optionholders and warrantholders of the Company and J&J entered into an option agreement (the "Option Agreement") pursuant to which J&J acquired an option (the "J&J Option") to purchase all of the outstanding capital stock of the Company at a net aggregate exercise price of approximately $85 million. In consideration of the grant of the J&J Option, J&J paid $1.5 million to the Company (the "Option Payment"). Pursuant to the terms of the Option Agreement, the J&J Option terminated, and J&J was issued 150,000 shares of Series D Preferred Stock (the "Option Shares") for the Option Payment on March 14, 1996, the effective date of the initial public offering of the Common Stock (the "IPO"). Such shares then converted into Common Stock upon consummation of the IPO.

  In October 1995, the Company issued to JJDC 33,122 shares of Series D Preferred Stock at a value of $10.00 per share to prepay J&J for $331,000 in professional services in connection with its due diligence investigation of the Company. The Company was entitled to copies of certain reports resulting from the investigation. Pursuant to an option agreement, CIBC, a principal stockholder of the Company, purchased 30,000 shares of Series D Preferred Stock from JJDC at an exercise price of $10.00 per share upon the consummation of the IPO.

  In connection with the sales of securities to CVCA, CIBC, JJDC and SBIC Partners, the Company granted certain rights to such investors and certain other investors who participated in such financing transactions, including preemptive rights, rights to appoint directors to the Board and registration rights. The agreements with respect to preemptive rights and the right to appoint directors terminated upon the consummation of the IPO.

TRANSACTIONS WITH DIRECTORS AND EXECUTIVE OFFICERS

  Dr. Blum licenses to the Company two patents and one patent application owned by him on a perpetual, royalty-free, exclusive basis. In connection with such license, the Company paid $10,000 to a third party in a transaction which involved the sale of such patents and patent application to Dr. Blum and the sale of certain other intellectual property rights to the Company by such third party.

  Dr. Blum and Mr. Padula provided an aggregate of $75,000 in collateral to secure a bank loan to the Company from November 1994 to August 1995. Such officers were paid interest at an annual rate of 6.0% on the amount of the collateral provided, plus reimbursement of bank charges incurred by such officers for an aggregate of $3,844, and received Class H Warrants to purchase an aggregate of 1,697 shares of Common Stock at an exercise price of $.079 per share.

  Dr. Blum, in January 1995, granted a ten-year option for the purchase of 7,597 shares of Common Stock owned by him to Sirrom Capital Corporation ("Sirrom"), one of the Company's secured lenders, in order to obtain the consent of Sirrom to a leasing transaction involving the Company. This leasing transaction was believed to be critical in providing necessary financing to the Company. In consideration of Dr. Blum's grant of the option on shares owned by him and the potential loss on the value of the Common Stock in respect of which he granted an option to Sirrom, the Board agreed to pay Dr. Blum certain amounts conditioned upon the Company obtaining specified minimum levels of permanent equity financing. The Company paid to Dr. Blum $100,000, on an after-tax basis, in connection with the closing of the Series D Preferred Stock financing and the Option Agreement with J&J in which the Company raised an aggregate of approximately $21,500,000 (including the Option Payment of $1,500,000 and the conversion of certain outstanding securities issued by the Company together with accrued interest and dividends thereon).

  Effective July 19, 1996, the Company and Dr. Blum entered into a Put/Call Agreement. This Agreement provides for the sale by Dr. Blum and his permitted assigns to the Company and for the purchase by the Company from Dr. Blum and his permitted assigns of an aggregate of 85,000 shares of Common Stock. The exercise price for the put and call is $9.8125 per share. The put and call options of Dr. Blum and the Company pursuant to such Agreement become exercisable on September 11, 1996 and terminate on September 10, 1997.

  The Company, from time to time, sells consumables and Excalibur Systems at special negotiated rates to LensCrafters, Inc. and its divisions or subsidiaries. The Company entered into a purchase order agreement with LensCrafters, Inc. in 1992, pursuant to which the Company was paid deposits for Excalibur Systems purchases. As a result of revisions to such agreement, the Company repaid $437,300 of such deposits to LensCrafters, Inc. Michael B. Packard, an Executive Vice President of LensCrafters, Inc., is a director of the Company. The parent company of LensCrafters, Inc. beneficially owns shares of Common Stock.

EXECUTIVE OFFICERS

  The executive officers of the Company presently consist of Dr. Blum as Chairman of the Board, Chief Executive Officer and Secretary; Steven A. Bennington as President and Chief Operating Officer; Dr. Gupta as Executive Vice President, Engineering, Research and Development; Horace N. Hudson, Jr. as Vice President Manufacturing; Sunder H. Malkani as Vice President of Marketing; Robert P. Padula as Vice President of Sales and Customer Care; and Jo Ann Swasey as Treasurer and Controller.

  The following table sets forth certain information with respect to the executive officers of the Company who are not directors or nominees for election as a director:

  Steven A. Bennington has served the Company since August 1996 as President and was appointed Chief Operating Officer in September 1993. From June 1992 until August 1996, Mr. Bennington served as Vice President of Operations of the Company. Mr. Bennington served as Vice President--International of Vismed, Inc., a manufacturer of in-office laminating systems, from September 1991 to June 1992. In March 1991, Mr. Bennington founded and served beyond September 1991 as a consultant for KSC International, a consulting firm for medical instrumentation, eyewear and vision care companies. From September 1988 to February 1991, Mr. Bennington served as Chief Executive Officer of TechnaVision, Inc., a manufacturer of in-office whole lens thermal casting fabrication systems. From August 1981 to September 1988, Mr. Bennington served as Vice President--Operations and then as Vice President--International of Allergan Humphrey, Inc., a manufacturer of diagnostic and surgical ophthalmic instrumentation. Mr. Bennington is 47 years old.

  Horace N. Hudson has served the Company as Director of Materials Research since August 1993 and as Vice President of Manufacturing since December 1994. From 1989 until August 1993, he worked as an independent consultant for several companies in the ophthalmic products and equipment industry, including Garrett Optical, Inc., Crossbows Optical Ltd. and Bausch & Lomb, Inc. He was employed by Coburn Optical Industries, Inc., a manufacturer of surfacing equipment and ophthalmic lens products, from 1972 until 1989, holding various positions including Vice President--Operations. Mr. Hudson is 46 years old.

  Sunder H. Malkani joined the Company as Vice President of Marketing in October 1995, and from April 1994 until October 1995, he served as a consultant to the Company. From May 1990 until September 1995, Mr. Malkani served as President of Healthcare Consultants, Inc., a consulting firm to medical device companies. Mr. Malkani also served as Vice President of United States Professional Products Group at Ciba Vision Corporation, an entity which manufactures and distributes contact lenses, from 1985 to 1990. Mr. Malkani is 48 years old.

  Robert P. Padula joined the Company in February 1994 as Executive Vice President of Sales and Marketing and became Vice President of Sales and Customer Care in January 1995. Before joining Innotech, he was employed by Allergan Humphrey, Inc., a manufacturer of diagnostic and surgical ophthalmic instrumentation, from 1981 to 1994 as Vice President of Sales and Service and in several other positions. Mr. Padula is 39 years old.

  Jo Ann Swasey has served the Company since February 1993 as Controller. In October 1995, she became Treasurer of the Company. From 1989 until February 1993, Ms. Swasey was an accountant with H. Schwarz & Co. P.C., Public Accountants. Ms. Swasey is a certified public accountant. Ms. Swasey is 33 years old.

                            EXECUTIVE COMPENSATION

  The following table shows, for the fiscal years ended December 31, 1995 and 1994, compensation awarded or paid by the Company to its Chief Executive Officer and each of the four other most highly compensated executive officers of the Company (the "Named Executive Officers"):

                          SUMMARY COMPENSATION TABLE

                                              ANNUAL COMPENSATION
                                       --------------------------------- SECURITIES
                                FISCAL                      OTHER ANNUAL UNDERLYING
NAME AND PRINCIPAL POSITION(S)   YEAR  SALARY ($) BONUS ($) COMPENSATION OPTIONS (#)
- ------------------------------  ------ ---------- --------- ------------ -----------
Ronald D. Blum, O.D........      1995   $178,282   $35,831     $  --       804,992
 Chairman, Chief Executive       1994    150,449       --         --           --
  Officer and Secretary
Steven A. Bennington.......      1995    136,825    31,303        --        81,602
 President and Chief             1994    114,672    25,000     11,964(1)       --
  Operating Officer
Amitava Gupta, Ph.D........      1995    208,469    70,584        --       202,613
 Executive Vice President,       1994    191,410    25,000        --           --
  Engineering, Research and
  Development
Robert P. Padula...........      1995    125,000    24,680        --        44,192
 Vice President of Sales         1994    105,769       --         --        19,722
  and Customer Care
Horace N. Hudson, Jr.......      1995     99,198    24,255        --        33,369
 Vice President of               1994     92,278     9,000        --         1,710
  Manufacturing

- --------
(1)  Represents forgiveness of a loan payable to the Company.

                       OPTION GRANTS IN LAST FISCAL YEAR

  The following table provides information concerning each grant of options to purchase shares of Common Stock made during the fiscal year ended December 31, 1995 to the Named Executive Officers:

                                            INDIVIDUAL GRANTS
                         -------------------------------------------------------
                                                                                  POTENTIAL REALIZABLE VALUE
                          NUMBER OF   % OF TOTAL            ESTIMATED             AT ASSUMED ANNUAL RATES OF
                         SECURITIES    OPTIONS    EXERCISE    FAIR               STOCK PRICE APPRECIATION FOR
                         UNDERLYING   GRANTED TO  PRICE PER   VALUE                     OPTION TERM (2)
                           OPTIONS   EMPLOYEES IN   SHARE      PER    EXPIRATION -----------------------------
          NAME           GRANTED (#) FISCAL YEAR   ($/SH)   SHARE(1)     DATE        5%($)          10%($)
          ----           ----------- ------------ --------- --------- ---------- -------------- --------------
Ronald D. Blum, O.D.....   221,524       17.6%     $  .08     $6.56    8/23/05   $    2,342,596 $    3,732,693
                           583,468       46.5       15.50      6.56    8/23/00                0              0
Steven A. Bennington....    27,518        2.2      $  .08     $6.56    8/23/05          291,164        464,188
                            54,084        4.3       15.50      6.56    8/23/00                0              0
Amitava Gupta, Ph.D.....    75,357        6.0      $  .08     $6.56    8/23/05          797,528      1,271,740
                           127,256       10.1       15.50      6.56    8/23/00                0              0
Robert P. Padula........    11,105        0.9      $  .08     $6.56    8/23/05          117,397        187,009
                            33,087        2.6       15.50      6.56    8/23/00                0              0
Horace N. Hudson, Jr....    15,553        1.2      $  .08     $6.56    8/23/05          164,677        262,708
                            17,816        1.4       15.50      6.56    8/23/00                0              0

- --------
(1) The estimated fair value of the Company's Common Stock, as determined by the Board of Directors on the dates of grant, was $6.56 per share.
(2) Potential realizable value is based on the assumption that the Common Stock appreciates at the annual rates shown (compounded annually) from the date of grant until the expiration of the option term. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect any estimate by the Company of future Common Stock price increases.

              AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

  The following table sets forth certain information regarding the stock options held as of December 31, 1995 by the Named Executive Officers. No stock options were exercised by the Named Executive Officers in fiscal year 1995.

                         NUMBER OF SECURITIES UNDERLYING        VALUE OF UNEXERCISED
                             UNEXERCISED OPTIONS AT            IN-THE-MONEY OPTIONS AT
                              DECEMBER 31, 1995 (#)           DECEMBER 31, 1995 ($)(1)
                         ----------------------------------   -------------------------
          NAME            EXERCISABLE       UNEXERCISABLE     EXERCISABLE UNEXERCISABLE
          ----           ---------------   ----------------   ----------- -------------
Ronald D. Blum, O.D.....            33,229            771,764  $329,661    $2,632,424
Steven A. Bennington....            83,097             23,390   285,648       232,055
Amitava Gupta, Ph.D.....           155,527             81,780   447,055       741,376
Robert P. Padula........            41,326             22,587    82,516       138,938
Horace N. Hudson, Jr....            21,288             13,790    50,409       133,118

- --------
(1) Based upon the initial public offering price of $10.00 per share minus the applicable exercise price.

EMPLOYMENT AGREEMENTS AND TERMINATION ARRANGEMENTS

  The Company has entered into employment agreements with Drs. Blum and Gupta and Messrs. Bennington, Hudson and Padula. Each of the employment agreements provides for the officer's employment in his current positions through the respective dates set forth below, subject to earlier termination by the Company or the executive officer. The terms of employment for Drs. Blum and Gupta expire on August 31, 1998, the term of employment for Mr. Bennington expires on May 31, 1997, the term of employment for Mr. Hudson expires on

August 23, 1997, and the term of employment of Mr. Padula expires on November 30, 1996. The terms of such agreements (except Mr. Hudson's agreement) will be extended automatically each year for an additional one-year period unless the executive officer or the Company provides notice that he or it does not desire to extend the term. Pursuant to the respective employment agreements, Dr. Blum receives an annual base salary of $175,000, Dr. Gupta receives an annual base salary of $195,000, Mr. Bennington receives an annual base salary of $150,000, Mr. Hudson receives an annual base salary of $110,000, and Mr. Padula receives an annual base salary of $125,000. In addition, the Company reimburses Dr. Gupta for certain housing expenses up to $14,000 per year. Certain of such employment agreements provide that the executive will receive specified bonuses, stock option awards and other employee benefits, as the case may be.

  Under the agreement with Dr. Blum, the Company has agreed to use its best efforts to cause the election of Dr. Blum to the Board until such time as he no longer owns 10% of the Common Stock on a fully-diluted basis and he no longer is an officer of the Company. Also, the Company has agreed to make available not less than $250,000 per year during the term of his employment for research and development activities on behalf of the Company as determined by Dr. Blum.

  Each of the foregoing employment agreements provides for certain payments upon termination of the officer's employment as a result of a material breach by the Company of the officer's employment agreement or a termination by the Company without Cause (as defined in the employment agreements). A material breach by the Company of the employment agreements includes termination without Cause and a material change in the officer's responsibilities. In the case of Dr. Blum, he would be entitled to receive a lump-sum payment equal to his annual base salary, payments of annual base salary for the longer of 12 months and the unexpired portion of the employment term and a lump-sum equal to $20,833 multiplied by the number of full or partial months comprising the unexpired portion of the employment term. Dr. Gupta would be entitled to receive severance payments of annual base salary for the longer of 12 months and the unexpired portion of the employment term, plus a pro rata portion of bonus accrued through the date of termination. Mr. Bennington would be entitled to receive severance payments of annual base salary for the longer of 12 months and the unexpired portion of the employment term, plus a pro rata portion of bonus accrued through the date of termination. Mr. Hudson would be entitled to receive severance payments amounting to 12 months of his annual base salary, plus a pro rata portion of bonus accrued through the date of termination. Mr. Padula would be entitled to severance payments amounting to 12 months of his annual base salary. In addition, certain stock options held by each of the Named Executive Officers will become immediately exercisable upon termination of such Named Executive Officer's employment.

  The Company has obtained key man life insurance in the aggregate amounts of $2,500,000, $2,250,000 and $250,000 on the lives of Drs. Blum and Gupta and Mr. Bennington, respectively. The Company's lenders are the named beneficiaries for such insurance in the aggregate amount of $4,250,000.

COMPENSATION AND STOCK OPTION COMMITTEE REPORT

  In fiscal year 1995, the Company was not a public company, and, therefore, the Compensation Committee was not required to prepare a report with respect to executive compensation during such year.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee conducted deliberations concerning executive compensation during the last completed fiscal year. None of the Compensation Committee members are executive officers of the Company. None of the executive officers of the Company has served on the board of directors or on the compensation committee of any other entity, any of whose officers served on the Board of the Company.

                               PERFORMANCE GRAPH

  The following graph compares the cumulative stockholder return on the Common Stock from March 15, 1996 through July 31, 1996, with the cumulative return, including the reinvestment of dividends, of an investment in (a) the Nasdaq Stock Market Index of U.S. Companies, as published, and (b) a peer group, weighted by market capitalization. The peer group consists of the following ophthalmic companies: BEC Group Inc., Bausch & Lomb Incorporated, Corning Incorporated, De Rigo S.p.A., Gerber Scientific Inc. and Sola International, Inc. The graph assumes that an investment of $100 on March 15, 1996, in the Company, the index and the peer group. Although the Company believes it has chosen a peer group containing companies whose businesses are most comparable to the Company's primary business segment, ophthalmic products, certain companies in such group are engaged in businesses other than the ophthalmic products business which may provide a large portion of such companies' revenues. In addition, such companies have been engaged in the ophthalmic products business for a significantly longer period of time than the Company.


                         [GRAPH APPEARS HERE]

                   COMPARISON OF FIVE YEAR CUMULATIVE RETURN
           AMONG INNOTECH, INC., NASDAQ STOCK MARKET (US COMPANIES)
                        AND SELF-DETERMINED PEER GROUP

Measurement period      INNOTECH        Nasdaq          Peer Group
(Fiscal year Covered)                   Index           Index
- ---------------------   ---------       ---------       ---------
Measurement PT -
03/15/96                $100.0          $100.0          $100.0

FYE 03/29/96            $ 81.3          $100.2          $100.6
FYE 04/30/96            $ 90.0          $108.6          $102.4
FYE 05/31/96            $115.0          $113.6          $111.1
FYE 06/28/96            $111.9          $108.4          $109.9
FYE 07/31/96            $ 82.5          $ 98.9          $103.0

                             INDEPENDENT AUDITORS

  The Board has selected the firm of KPMG Peat Marwick LLP, independent certified public accountants, to act as independent public accountants for the Company for the 1996 fiscal year. KPMG Peat Marwick LLP has acted in such capacity for the Company's fiscal years from the fiscal year ended December 31, 1992. A representative of KPMG Peat Marwick LLP is expected to be present at the Meeting, such representative will have the opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions.

                      SUBMISSION OF STOCKHOLDER PROPOSALS

  Any proposal which is intended to be presented by any stockholder for action at the 1997 Annual Meeting of Stockholders must be received in writing by the Secretary of the Company, at 5568 Airport Road, Roanoke, Virginia 24012, not later than December 31, 1996 in order for such proposal to be considered for inclusion in the proxy statement and form of proxy relating to the 1997 Annual Meeting of Stockholders.

                                 OTHER MATTERS

  At the date of this proxy statement, the Board has no knowledge of any business which will be presented for consideration at the Meeting, other than as described above. If any other matter or matters are properly brought before the Meeting or any adjournment(s) thereof, it is the intention of the persons named in the accompanying form of proxy to vote proxies on such matters in accordance with their best judgment.

  THE COMPANY UNDERTAKES TO PROVIDE ITS STOCKHOLDERS, WITHOUT CHARGE, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES FILED THEREWITH. THE COMPANY'S FIRST ANNUAL REPORT ON FORM 10-K WILL BE PREPARED FOR THE 1996 FISCAL YEAR. WRITTEN REQUESTS FOR SUCH REPORT SHOULD BE ADDRESSED TO: INNOTECH, INC., 5568 AIRPORT ROAD, ROANOKE, VIRGINIA 24012, ATTENTION: CORPORATE SECRETARY.

P
R
O
X
Y
                                 INNOTECH, INC.
       This Proxy is being Solicited on Behalf of the Board of Directors

Proxy for Annual Meeting To Be Held on October 2, 1996

Know All Men By These Presents: That the undersigned stockholder(s) of Innotech, Inc., a Delaware corporation (the "Company"), hereby constitute(s) and appoint(s) Ronald D. Blum and Steven A. Bennington with full power of substitution in each, as the agents, attorneys and proxies of the undersigned, for and in the name, place and stead of the undersigned, to vote, at the Annual Meeting of Stockholders of the Company to be held at the Roanoke Airport Marriott, 2801 Hershberger Road, Roanoke, Virginia, on October 2, 1996, at 10:00 a.m. (local time) and at any adjournments thereof, the shares of stock which the undersigned would be entitled to vote if then personally present in the transaction of such business as may properly come before the meeting. The undersigned would direct my (our) proxies to vote for me (us) as specified by a cross (X) in the appropriate spaces, upon the following proposals:


THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN BELOW. IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF TWO MEMBERS OF THE BOARD OF DIRECTORS.

[X] Please mark your                                                    +
    votes as in this                                                    +
    example.                                                            +++++

This proxy when properly executed will be voted in the manner directed herein.
If no direction is made, this proxy will be voted
FOR the election of all listed nominees.
- --------------------------------------------------------------------------------
Election of Directors. Nominees: Gregory J. Forrest and Ian M. Kidson
                                       Withhold Authority
1.  Election of Directors    For All    to Vote for all
                                        Nominees listed
                              [_]             [_]



2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

(INSTRUCTION To withhold authority to vote for any individual nominee write the nominee's name in the space below.)

- ---------------------------------------
- --------------------------------------------------------------------------------

Please mark, sign, date, and return this proxy card promptly.

____________________________________________________, 1996
SIGNATURE                                  DATE


____________________________________________________, 1996
SIGNATURE if held jointly                  DATE

Please sign exactly as name appears hereon. When shares are held by joint accounts, both should sign. When signing as attorney, executor, administrator, trustees or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

[_] I plan on attending the Annual Meeting